6 November, 2007

Qiao Xing Mobile Communication Co., Ltd. 10th Floor, CEC Building 6 Zhongguancun South Street Beijing 100086 People’s Republic of China	DIRECT LINE: 2842 9500 E-MAIL: Vivien.Fung@conyersdillandpearman.com OUR REF: VF/iy/891773/250497 YOUR REF:

Dear Sirs,

Qiao Xing Mobile Communication Co., Ltd. (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with a registration statement on form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 8,320,000 ordinary shares without par value (the “Ordinary Shares”), issuable pursuant to the Qiao Xing Mobile Communication Co., Ltd. 2007 Equity Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the articles of association of the Company, copies of written resolutions of the sole shareholder of the Company dated 19 March, 2007 and 13 April, 2007 respectively, and written resolutions of all the directors of the Company dated 19 March, 2007 and 13 April, 2007 respectively (together, the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the resolutions contained in the Minutes were

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Qiao Xing Mobile Communication Co., Ltd.

6 November, 2007

passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof, and (g) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands government authority or to pay any British Virgin Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.

When issued and paid for in accordance with the terms of the Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN

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